Exhibit 10.25

THIS PREPAYMENT AGREEMENT (“Agreement”) is made on April 18th 2013

BETWEEN:

(1)

STREAM OIL & GAS LTD, Albania branch, a company organised and existing under the laws of the Cayman Islands with a branch registered in the Republic of Albania, and having its registered office at Dega ne Shqiperi e Stream Oil & Gas Ltd, NIPT K72205016P, Rr. Ismail Qemali Samos Tower, Kati 5, Tirana, Albania represented by Dr. Sotirios Kapotas ("Seller");

(2)

STREAM OIL & GAS LTD, a company incorporated in British Columbia, Canada, with registration number BC0713471 and with registered office at 19th Floor, 885 West Georgia St, Vancouver BC, V6C 3H4, Canada and its head office at #300, 609 – 14th Street N.W., Calgary, Alberta, T2N 2A1, Canada (“Guarantor”); and

(3)

TRAFIGURA PTE LTD, a company incorporated in Singapore a company duly organised and existing under the laws of Singapore with its registered office at the following addresses: 10 Collyer Quay, Ocean Financial Centre #29-00, Singapore 049315, represented by Alan Suchley and Nicolas Marsac  ("Buyer").

RECITALS:

(A)	Seller is engaged in oil and gas exploration, development and production and, in particular, oil, gas and condensate fields in the Republic of Albania.
(B)	Buyer is an international trading company which trades, markets and invests in crude oil and petroleum products and related logistics on a global scale.
(C)	Buyer and Seller have concluded a Crude Supply Contract pursuant to which Seller sells and Buyer purchases and takes delivery of Crude.
(D)

Subject to the terms of the Transaction Documents, Buyer has agreed to pre-pay part of the purchase price for Crude in an aggregate amount not exceeding the Limit and Guarantor has agreed to Guarantee performance of Seller’s obligations under the CrudeSupply Contract and this Agreement.

IT IS AGREED AS FOLLOWS:

1.Definitions and Interpretation

1.1Definitions

In this Agreement:

"Affiliate" means, in relation to a party, a person who is, from time to time, a subsidiary or a holding company of that party, or is a subsidiary of that party's holding company;

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing or registration however described;

"Availability Period" means the period commencing on satisfaction of the Conditions Precedent to this Agreement and ending on 31 October 2013;

"Break Costs" means the amount (if any) by which:

(a)

the interest which Buyer should have received for the period from the date of receipt of the amount of the Prepayment reimbursed in accordance with Clause 8 to the last day of the current Funding Period, had that amount been paid on the last day of that Funding Period;

exceeds:

(b)

the amount which Buyer would be able to obtain by placing an amount equal to the amount of the Prepayment reimbursed in accordance with Clause XX on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt of that reimbursement and ending on the last day of the current Funding Period;

"Business Day" means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Albania, Geneva and New York;

"Contract Payment" means, in relation to a Payment Date, the amount payable by Buyer to Seller on that Payment Date under the Crude Supply Contract.

“Credit Facility” means the $20,000,000 trade finance term loan facility agreement between Seller, Guarantor and Raiffeisen Bank ShA dated December 15, 2011

“Crude” means crude oil as defined in the Crude Supply Contract.

“Crude Supply Contract” means the term contract dated 16 January 2013 contract no: SKO-012-453470 pursuant to which Seller sells and Buyer purchases and takes delivery of Crude.

"Default" means a Termination Event or any event or circumstance specified in Clause 16 (Termination Events) which would (with the expiry of a grace period, the giving of notice, the making of any determination or any combination of them) be a Termination Event;

"Default Rate" means in relation to an Unpaid Amount, the rate which is two per cent (2%) per annum higher than the Interest Rate which would have applied if the Unpaid Amount had, during the period of non-payment, constituted the whole or part of the Prepayments;

"Delivery Schedule" means the schedule of deliveries to be made by Seller to Buyer of Crude in accordance with the terms of the Crude Supply Contract;

“Discharge Amount(s)” means, at any time, the amount of any Prepayment outstanding at such time plus any Funding Charges which have accrued or are due and which have not been paid by Seller to Buyer at such time.

"Discharge Date" means each date when a Repayment is due, in accordance with Schedule 3 (Discharge Schedule) under the column headed "Date";

"Dollars" and "US$" and "USD" means the lawful currency for the time being of the United States of America;

"Effective Date" means the date falling one (1) Business Day after the Conditions Precedent Satisfaction Date and as a result of which Seller can deliver the Prepayment Request in respect of the Prepayment.

"Environment" means living organisms including the ecological systems of which they form part and the following media: (i) air (including air within natural or man-made structures, whether above or below ground); (ii) water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and (iii) land (including land under water) and "Environmental" shall be construed accordingly;

"Environmental Law" means all applicable laws and regulations which: (i) have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment; (ii) provide remedies or compensation for harm or damage to the Environment; or (iii) relate to Hazardous Substances or health and safety matters;

"Environmental Licence" means any Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of Seller conducted on or from the properties owned or used by Seller;

“Equipment” means equipment and materials which shall be purchased by Seller for the expansion of production of the Cakran, Gorisht, Ballsh and Delvina Field projects.

"Facility Agreement" means Buyer’s bank facility arrangements;

"Fee Letter" means the letter dated on or about the date of this Agreement between Seller and Buyer concerning the fees referred to in Clause 9 (Fees);

"Finance Documents" means this Agreement, the Crude Supply Contract, the Guarantee and any other document designated as such from time to time by Buyer and Seller;

"Financing Banks" means any lender(s) under the Facility Agreement.

"Funding Charges" means the costs payable by Buyer under any Transaction Document to fund the Prepayments made under this Agreement including without limitation, all fees, interest, default interest, amounts attributable to Taxes, increased costs, mandatory costs, breakage costs, transaction expenses, amendment costs, enforcement costs and any other sums payable by Buyer from time to time and at any time under any Transaction Document and any relevant security documents and other documents related thereto;

“Funding Period” means in relation to a Prepayment, each period determined in accordance with Clause 7 (Funding Periods);

"Funding Rate" means the rate per annum as calculated in accordance with Clause 6 (Funding Rate);

"Guarantee" means a guarantee entered into by Guarantor in favour of Buyer guaranteeing the performance of Seller's obligations under this Agreement, in a form appearing at Schedule and on terms acceptable to Buyer in its sole discretion.

"Hazardous Substance" means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

"Indebtedness" means any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent.

“Interest Rate” means one month USD LIBOR plus Margin.

"Mandatory Cost" means the percentage rate per annum that is an addition to the interest rate charged by lenders to Buyer pursuant to the Facility Agreement as part of the cost of funding to compensate the lenders for compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), or the requirements of the European Central Bank;

"Margin" means six per cent (6.00%) per annum;

"Material Adverse Effect" means an event or circumstance which (when taken alone or together with any previous event or circumstance) has, or (in the opinion of Buyer formed in good faith) could reasonably be expected to have, a materially adverse effect on any of:

(a)	the assets, business, operations or financial condition of Seller or Guarantor;
(b)

the economic or political situation in the Republic of Albania that could reasonably be expected to affect the ability of Seller or Guarantor to perform its obligations under any Transactions Document; or

(c)	the validity or enforceability of the Transaction Documents or the rights of Buyer under the Transaction Documents;

"Original Financial Statements" means each of the most recent annual audited financial statements of Seller and the most recent quarterly interim financial statements of Seller;

"Payment Date" means each date on which a payment is due from Buyer to Seller under the Crude Supply Contract in respect of the delivery of Products;

“Petroleum Contracts” means the petroleum agreements between Albetrol ShA and the Seller dated 8 August 2007;

"Policy" means the insurance policy of Seller relating to, inter alia, environmental liability, third party liability, business interruption and infrastructure containing assignment of proceeds language in favour of Buyer;

"Policy Renewal Date" means 12/31/2012;

"Prepayment" means the prepayment(s) made or to be made by Buyer to Seller in accordance with this Agreement in an amount not exceeding the Prepayment Limit;

"Prepayment Date" means each date on which the Prepayment is made or due to be made under this Agreement;

"Prepayment Limit" means twenty million US Dollars (USD20,000,000) limited to seven million US Dollars (USD7,000,000) until the Supplementary Conditions Precedent have been satisfied;

"Prepayment Request" means a notice in the form set out in Schedule 2 (Prepayment Request), completed with relevant information;

"Purchase Price" means in relation to the Crude Supply Contract, the price at which Buyer has agreed to purchase Crude from Seller;

"Repeating Representations" means each of the representations in Clause 11 (Representations) excluding only Clause 11.25 (Repetition);

"Security" means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect or having the effect of providing a security or preferential treatment to a creditor;

“Supplementary Conditions Precedent” means each of the conditions precedent appearing in paragraph 4 of Schedule 1;

"Tax" means any tax, levy, impost, duty, charge, value added tax or other withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Transaction Document;

"Termination Event" means any event or circumstance specified in Clause 16 (Termination Events) other than Clause 16.20 (Acceleration);

"Transaction Documents" means each of the Finance Documents, the Facility Agreement, the Policy, and any other document designated as a Transaction Document by Buyer and Seller;

"Unpaid Amount" means any amount due and payable to the Buyer but unpaid by Seller under the Transaction Documents;

"Valuation" means the value of the Crude as estimated by Buyer in its reasonable discretion.

1.2	Construction
(a)	Any reference in this Agreement to:
(i)	"asset" includes every kind of property, asset, interest or right (whether present, future or contingent);
(ii)	"claims" and "losses" include:
(1)	any claim or demand, including any in the nature of or asserted as a total or partial defence, abatement, set-off or counterclaim;
(2)	any legal or administrative action; and
(3)	any loss, liability or expense,

including any item which relates to tax and any item the amount or final amount of which remains open or unknown;

(iii)	"company" includes any partnership, joint venture and unincorporated association;
(iv)	"control" means in relation to any person, the power of that person to direct or cause the direction of the management or policies of another person;
(v)	"document" includes a deed; also a letter, fax or telex;
(vi)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

(vii)	“include” and “including” are to be construed to include the phrase "but not limited to."
(viii)

"law" includes, any order or decree, any form of delegated legislation, any treaty or international convention and any regulation, directive or decision of the Council of the European Union or the European Commission; and a provision of law is a reference to that provision as amended or re-enacted;

(ix)

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise, and where any person is under an obligation to guarantee a liability, or to indemnify or hold another person harmless in respect of it, such obligations shall exist notwithstanding that the relevant liability has not been paid or discharged by the person entitled to or claiming the benefit of the guarantee, indemnity or hold harmless obligation as the case may be;

(x)

"Transaction Document" or "Finance Document" or any other agreement or instrument is a reference to that Transaction Document, Finance Document or other agreement or instrument as amended, novated, re-stated or replaced;

(xi)	unless otherwise stated, a "Clause" or "Schedule" is a reference to a Clause or Schedule of this Agreement;
(xii)

a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xiii)

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under the Transaction Documents (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

(xiv)	any party includes its successors in title and permitted transferees;
(xv)

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine.

(xvi)	a time of day is a reference to Geneva time unless indicated otherwise;
(b)

A term used in any other Transaction Document or in any notice given under or in connection with any Transaction Document and not expressly defined therein has the same meaning in that Transaction Document or notice as in this Agreement; and

(c)	A Default is "continuing" if it has not been remedied or waived.
1.3	Period of this Agreement

This Agreement shall be effective on the Effective Date and shall remain in effect until such time as all of the obligations of the parties under this Agreement have been irrevocably paid and discharged in full.

2.	Prepayment Facility
2.1

Subject to the terms of this Agreement, Buyer agrees to pre-pay part of the Purchase Price for Crude to be supplied by Seller under the Crude Supply Contract by way of Prepayment(s), each in an aggregate amount not less than one million US Dollars (USD1,000,000) and not exceeding in aggregate the Prepayment Limit.  Subject to Clause 4.2 (Completion of the Prepayment Request), the Prepayments shall be used by Seller to expand production of the Cakran, Gorisht, Ballsh and Delvina Field projects and for no other purpose save with the prior written consent of Buyer.

2.2	Buyer shall be under no obligation to monitor or verify how Seller uses the Prepayments.
3.	Conditions of Prepayment
3.1	Initial conditions precedent

Seller may not deliver any Prepayment Request in respect of the Prepayment and Buyer shall not be obliged to make any Prepayment unless and until Buyer gives written confirmation to Seller that the conditions precedent listed in paragraph 1 of Schedule 1 (Conditions Precedent) have been satisfied and that it has received (or waived the requirement to receive, in whole or in part) all of the documents and other evidence listed in paragraph 2 of Schedule 1 (Conditions Precedent) in each case in form and substance satisfactory to Buyer.

3.2	Further conditions precedent

Buyer shall only be obliged to comply with Clause 4 (Prepayment) if on the date of the Prepayment Request and on the proposed Prepayment Date:

(a)	no Default or Material Adverse Effect is continuing or would result from the proposed Prepayment;
(b)	the Repeating Representations are true in all material respects;
(c)	Seller has provided copies of all invoices for Equipment that Seller shall purchase with the proposed Prepayment; and
(d)	Buyer is satisfied that sufficient finance pursuant to the Facility Agreement is available to it to enable it to fund the Prepayment.
3.3	Supplementary Conditions Precedent

Seller may not deliver any Prepayment Request where the aggregate of the Prepayment Requests will be in excess of seven million US Dollars (USD7,000,000) and Buyer shall not be obliged to make any Prepayment where the aggregate Prepayment will be in excess of seven million US Dollars (USD7,000,000) unless and until Buyer gives written confirmation that the conditions precedent listed in paragraph 4 of Schedule 1 (Supplementary Conditions Precedent) have been satisfied and that it has received (or waived the requirement to receive, in whole or in part) all of the documents and other evidence listed in paragraph 4 of Schedule 1 (Supplementary Conditions Precedent) in each case in form and substance satisfactory to Buyer.

3.4	Condition subsequent

It is a condition subsequent to Buyer making a Prepayment that Seller shall execute, deliver to Buyer and register a charge over all of Seller’s rights, title and interest in and to the Equipment that Seller has or shall purchase with the proposed Prepayment within 14 days of: (i) Seller acquiring rights in and to such Equipment; or for already acquired Equipment (ii) execution of this Agreement.

4.	Prepayment
4.1	Delivery of the Prepayment Request

Seller may request a Prepayment by delivering to Buyer a completed Prepayment Request not later than 12 noon (Geneva time) on the fifth Business Day before the proposed Prepayment Date.

4.2	Completion of the Prepayment Request
(a)	A Prepayment Request is irrevocable and will not be valid unless:
(i)	the proposed Prepayment Date is a Business Day within the Availability Period; and
(ii)	the amount of the proposed Prepayment does not exceed the Prepayment Limit.
(b)	Only one Prepayment may be requested in a Prepayment Request.
(c)	For the avoidance of doubt, Seller can issue more than one Prepayment Request.
(d)	Seller shall not deliver more than ten[1] Prepayment Requests.
(e)	All Prepayments shall be denominated in and requested in US Dollars and the aggregate amount of Prepayments made or to be made shall not exceed the Limit.
4.3	If the conditions precedent and other requirements set out in this Agreement have been met, the Buyer shall make the requested Prepayment to the Seller on the Prepayment Date.
4.4	The amounts of any Prepayments shall first be applied in payment to Buyer of the fees to which Buyer is entitled pursuant to Clause 9 (Fees).
5.	Payment and Discharge
5.1

Subject to the other terms of this Agreement, Seller shall discharge the Prepayments and the Discharge Amounts by Seller delivering Crude to Buyer in accordance with the Crude Supply Contract and at the times and in the quantities of Crude as set out in the Delivery Schedule, and Buyer deducting such Discharge Amounts (as well as other sums due) from Contract Payments in accordance with this Clause 5.

5.2	For the avoidance of doubt, Seller shall not reborrow any part of the Prepayment which has been discharged in accordance with Clause 5.1 or any other term of this Agreement.
5.3

Subject to clause 5.9, on each Payment Date, provided no Default is continuing, Buyer shall pay to Seller the Contract Payment due on that Payment Date to the Credit Facility account of Seller at Raiffeisen Bank Sha specified in its invoice after deducting, in the following order:

(a)	any fees, costs and expenses payable by Seller which have accrued under this Agreement (including without limitation pursuant to Clause 6) and which have not been paid;
(b)	all Unpaid Amounts;
(c)	an amount accrued at the Funding Rate up to the relevant Payment Date, plus all other Funding Charges payable by Seller under Clause 6 (Funding Charge);

(d)

any outstanding element of the Prepayment due by the Discharge Date following the relevant Payment Date to the extent that such amounts have not previously been paid, deducted or discharged in accordance with this Clause 5; and

(e)	any other amount payable by Seller to Buyer under the Transaction Documents on or before that Payment Date,

provided that the amount which results from the above deductions is a positive number.

5.4	If:
(a)

any amount referred to in Clauses 5.3 (a) – (e) fall due for payment, Buyer shall deduct such amount from Contract Payments (and such amount shall be deemed paid upon and by virtue of such deduction); and

(b)

any amount falls due for payment under or in connection with the Facility Agreement, Buyer is authorised to deduct such amount from any Contract Payment and pay it in accordance with the Facility Agreement.

5.5

If the amount of the Contract Payments are not, or in Buyer’s reasonable determination may not be, sufficient to discharge the Discharge Amount and/or any other sums payable by the Seller under the Transaction Documents, Seller shall in Buyer’s option:

(a)

deliver additional Product to Buyer in each case, on the terms set out in the Crude Supply Contract and in a volume sufficient to enable the deduction from Contract Payments in respect of such additional Product of all sums due; and/or

(b)

pay to Buyer in respect of a failure or anticipated failure to discharge the Discharge Amount and/or any other sum due by the Discharge Date, an amount equal to the Discharge Amount and/or other sum due less the total of the Contract Payments made prior to the Discharge Date;

Nothing in this Clause 5.5 shall qualify or otherwise affect the Parties’ respective rights and obligations under Clause 5.6.

5.6

Notwithstanding any other term of this Agreement, Seller shall pay and discharge the Prepayment in full together with all Funding Charges and other amounts payable under this Agreement by the Final Discharge Date.

5.7	Buyer shall supply a list of the deductions made under Clause 5.3 in respect of each Contract Payment as soon as reasonably practicable after each Payment Date.
5.8	It is agreed that Buyer shall be entitled to deduct from any payment to be made by it to Seller:
(a)	Any sum that is required to ensure Seller’s compliance with Clause 13.8 (Financial Covenants); or
(b)	at the request of Seller, any amount which is to be applied in voluntary reimbursement of part of the Prepayments in accordance with Clause 8 (Voluntary Reimbursement).
5.9

Notwithstanding the other provisions of this clause 5 but subject to clauses 13 and 16, until 31 October 2013, Seller shall not be obliged to repay and Buyer shall not be entitled to deduct the amount of any Prepayment outstanding. This clause 5.9 shall not impact upon Seller’s obligation to pay and Buyer’s entitlement to deduct Funding Charges or other amounts due and payable up to 31 October 2013 and thereafter.

6.	Funding Charge
6.1	Funding Rate

The funding rate on the Prepayment for each Funding Period is the percentage rate per annum equal to the aggregate of (i) the Interest Rate; and (ii) any Mandatory Cost.

6.2	Payment of funding charges

Subject to Clause 10.2 (Additional Funding Costs), Seller shall pay accrued Funding Charges on the Prepayment on each Payment Date as part of the Discharge Amount.

6.3	Default Interest
(a)

If Seller fails to pay any amount payable by it under a Transaction Document on its due date, interest shall accrue on the Unpaid Amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate.  Any interest accruing under this Clause 6.3 shall be immediately due and payable.

(b)

Default interest (if unpaid) arising on an Unpaid Amount shall be compounded with the Unpaid Amount at the end of each Funding Period applicable to that Unpaid Amount but will remain immediately due and payable.

6.4	Notification of rates

Buyer shall promptly notify Seller of the determination of any Funding Rate or other rate of interest under this Agreement.

6.5	Notification of Funding Charges
(a)

On or after the commencement of each Funding Period for a Prepayment, Buyer shall (to the extent that it is then able to do so) promptly notify Seller of the amount of Funding Charges applicable to that Prepayment for the relevant Funding Period.

(b)	If a Prepayment becomes subject to additional Funding Charges during a Funding Period, Buyer shall promptly notify Seller giving details of the amount of such additional Funding Charges.
7.	Funding Periods
7.1	Funding Periods
(a)

The first funding period shall start from the Prepayment Date and end on the last day of the calendar month in which the Payment Date falls, and thereafter, each funding period shall be of one calendar month or any other period as determined by Buyer (provided that such other period selected by the Buyer shall not result in increased costs to the Seller), except the last Funding Period which shall end on the Final Discharge Date and provided always that if a Discharge Date falls within a Funding Period, such Funding Period shall end on such Discharge Date (and the next Funding Period shall begin on the following day and end on the last day of the then current calendar month or such other date as is determined by Buyer).

(b)	A Funding Period in relation to a Prepayment shall not extend beyond the Final Discharge Date.

7.2	Changes to Funding Periods

Buyer shall promptly notify Seller if Buyer makes any change to a Funding Period.

7.3	Non-Business Days

If a Funding Period would otherwise end on a day which is not a Business Day, that Funding Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

8.	Voluntary reimbursement
8.1

From six months after the First Prepayment Date and provide the Availability Period has passed, Seller may reimburse the whole or any part of the Prepayment in cash (but, if in part, being an amount that reduces the amount of the Prepayment by a minimum amount of one million US Dollars (USD1,000,000) or an integral multiple of USD1,000,000) on giving at least ten (10) Business Days' prior written notice to Buyer and paying any Break Costs duly justified by Buyer to Seller.

8.2	All or any part of the Prepayment may only be reimbursed by Seller to Buyer on the last Business Day of a calendar month.
8.3

A voluntary reimbursement by Seller shall not prejudice or limit or undermine or reduce in any way any of the rights of Buyer under the Crude Supply Contract to buy Crude or the obligations of Seller under the Crude Supply Contract to deliver Crude, in accordance with the Crude Supply Contract.

8.4	Any notice of reimbursement shall be irrevocable and shall specify the date or dates upon which the relevant reimbursement is to be made and the amount of that reimbursement.
8.5	Seller shall not reimburse all or any part of the Prepayment except at the times and in the manner provided for in this Agreement.
9.	Fees
9.1

Seller shall pay to Buyer an arrangement fee of an amount equal to 1% of the Prepayment Limit plus the Funding Charge within thirty (30) days from execution of this agreement. Such fee shall be payable regardless of whether or not any Prepayment occurs and shall not be refundable under any circumstances.

9.2

A commitment fee shall be payable by Seller to Buyer at the rate of 50% of the Interest Rate payable monthly in arrears on the undrawn balance of the Prepayment Limit from the date of this Agreement until the end of the Availability Period.

9.3	Transaction expenses

Seller shall reimburse Buyer on demand for all reasonable costs and expenses (including legal fees and all value added and similar taxes) incurred by Buyer in connection with the negotiation, preparation, printing, execution, completion, amendment or variation of and the enforcement or preservation of rights under, the Transaction Documents and any related documents.

10.	Other amounts
10.1	Tax Gross Up and Indemnity
(a)

Seller shall make all payments to be made by it under the Transaction Documents without any Tax Deduction, unless a Tax Deduction is required by law. Seller shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Buyer accordingly.  If a Tax Deduction is required by law to be made by Seller, the amount of the payment due from Seller shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(b)

Without prejudice to paragraph (a) above, if Buyer is required to make any payment of or on account of Tax on or in relation to any sum received or receivable under any Transaction Document (including any sum deemed for purposes of Tax to be received or receivable by Buyer whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against Buyer, Seller shall, within three (3) Business Days of demand of Buyer, promptly indemnify Buyer against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

10.2	Additional Funding Costs

Seller shall, within ten (10) Business Days of a demand by Buyer, pay for the account of Buyer the amount of any additional Funding Charges (save to the extent that Buyer is compensated for such costs by the other provisions of this Agreement).

10.3	Currency indemnity
(a)

If any sum due from Seller under the Transaction Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against Seller; or
(ii)

obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, Seller shall as an independent obligation, within three Business Days of demand, indemnify Buyer against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Seller waives any right it may have in any jurisdiction to pay any amount under the Transaction Documents in a currency or currency unit other than US Dollars.
10.4	Other indemnities
(a)

Seller shall, within ten (10) Business Days of demand, indemnify Buyer on demand against any cost or expense incurred by Buyer or any of its officers, directors, employees, agents or representatives (as the case may be) as a result of:

(i)	the occurrence of any Termination Event;

(ii)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to Seller or with respect to the transactions contemplated or financed under this Agreement;
(iii)	a failure by Seller to pay any amount due under a Transaction Document within five (5) Business Days of demand;
(iv)	funding, or making arrangements to fund, the Prepayment requested by Seller in the Prepayment Request but not made by reason of the operation of any one or more of the provisions of this Agreement; or
(v)	the Prepayment (or part of the Prepayment) not being reimbursed in accordance with a notice of reimbursement given by Seller pursuant to section 8.
(b)	Seller shall promptly indemnify Buyer for any cost or expense incurred by Buyer or any of its officers, directors, employees, agents or representatives (as the case may be) as a result of:
(i)	investigating any event which it reasonably believes is a Termination Event; or
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
11.	Representations
11.1	General

Each of Seller and Guarantor makes the representations and warranties set out in this Clause 12 to Buyer on the date of this Agreement and as set out in Clause 11.25 (Repetition).

11.2	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
(b)	It has the power to own its assets and carry on its business as it is being conducted.
11.3	Binding obligations

The obligations expressed to be assumed by it in each Transaction Document are legal, valid, binding and enforceable obligations.

11.4	No conflict

The execution of the Transaction Documents and performance of, the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)	any law or regulation applicable to it, including any currency control regulations in place in the Republic of Albania or Canada;
(b)	its constitutional documents; or
(c)	any agreement or instrument binding upon it or any of its assets.

11.5	Power

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents and the transactions contemplated by those Transaction Documents.

11.6	Validity

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents; and
(b)	to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

11.7	Governing law

The choice of governing law of the Transaction Documents (as applicable in each case) will be recognised and enforced in its jurisdiction of incorporation and any judgment obtained in England or in the Republic of Albania or in Canada in relation to a Transaction Document will be recognised and enforced in its jurisdiction of incorporation.

11.8	Tax
(a)

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment (whether in cash or in kind) it may make under any Transaction Document.

(b)

It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(c)	It is not materially overdue in the filing of any Tax returns.
(d)	No claims are being or are reasonably likely to be asserted against it with respect to Taxes.
11.9	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Transaction Documents or the transactions contemplated by the Transaction Documents save for:

(a)	the registration in the Republic of Albania of this Agreement; and
(b)	the payment in the Republic of Albania of stamp duty on this Agreement.

11.10	Residency

Each of Buyer and Guarantor is not and will not be deemed to be resident, domiciled or carrying on business in the Republic of Albania, or subject to any Tax in that jurisdiction, by reason only of its entry into and performance of its obligations under the Transaction Documents.

11.11	Trade Obligations

Its obligations under the Transaction Documents constitute short term trade obligations and its performance of these obligations is not subject to any rescheduling, readjustment, arrangement or moratorium of debts.

11.12	Foreign Currency

It is legally and beneficially entitled to all foreign currency owed to or held by it and to make payments in foreign currency under the terms of this Agreement.

11.13	Immunity

Neither it nor any of its assets enjoy under the laws of any jurisdiction, any right of immunity from suit, judgment, set-off, execution on a judgment, attachment or other legal process in respect of any of its obligations under the Transaction Documents.

11.14	No default

No Termination Event is continuing or might reasonably be expected to result from the making of the Prepayment and no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Affiliates or to which its or any of its Affiliate's assets are subject which might have a Material Adverse Effect.

11.15	Information

All information provided by Seller or Guarantor to Buyer under or in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated, and nothing has occurred since the date the information was provided which makes that information untrue or misleading in any material respect.

11.16	Financial statements

Its Original Financial Statements were prepared in accordance with internationally accepted auditing standards consistently applied and fairly represent its financial condition and operations during the relevant financial period and there has been no material adverse change in its business or financial condition since the date of the Original Financial Statements.

11.17	Pari passu

Its obligations under the Transaction Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

11.18	Litigation

No litigation, arbitration or administrative proceedings (including any arising from or relating to Environmental Law) before any court, arbitral body or agency have (to the best of its knowledge and belief) been started or threatened against it which, if adversely determined, might reasonably be expected to have a Material Adverse Effect or would result in a judicial or arbitral indebtedness in aggregate in excess of USD1,000,000.

11.19	No winding-up

It has not taken any corporate action, nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganisation or for the appointment by it (or on its behalf) of a receiver, administrator, administrative receiver, trustee or similar officer in relation to itself or all or any of its assets or revenues.

11.20	Environmental laws and licences

It has:

(a)	complied with all Environmental Laws to which it may be subject;
(b)	obtained all Environmental Licences required or desirable in connection with its business; and
(c)	complied with the terms of those Environmental Licences,

in each case where failure to do so might constitute or result in a Material Adverse Effect.

11.21	Environmental releases

No:

(a)

property currently or previously owned, leased, occupied or controlled by it (including any offsite waste management or disposal location utilised by it) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property,

in each case in circumstances where this might constitute or result in a Material Adverse Effect.

11.22	Environmental Claims

So far as it is aware, having made all reasonable enquiries, there are no Environmental claims pending or threatened and there are no past or present acts, omissions, events or circumstances that might form the basis of any Environmental claim against it.

11.23	Legal and beneficial ownership

It is the sole legal and beneficial owner of any asset over which it purports to grant Security to Buyer pursuant to a Transaction Document.

11.24	Insurance
(a)	It maintains with reputable insurers such insurance in respect of its assets and business as would normally be maintained by a prudent company carrying on business similar to its business.
(b)

It maintains the Policy which includes, without limitation, the rights to assign the proceeds of such insurances as covers the full replacement value of the equipment (“the Insurance Payment Assignment” and non-vitiation in favour of Buyer.

11.25	Repetition

The Repeating Representations are deemed to be made by Seller by reference to the facts and circumstances then existing on the date of any Prepayment Request and the first day of each Funding Period.

12.	Undertakings
12.1	For so long as any amount is outstanding under the Transaction Documents or any part of the Limit is available:
(a)	Financial statements

Each of Seller and Guarantor shall supply to Buyer, in English:

(i)	as soon as they become available, but in any event within one hundred and twenty (120) days after the end of each of its financial years, its audited financial statements for that financial year;
(ii)

as soon as they become available, but in any event within sixty (60) days after the end of each quarter of its financial year, its cash-flow report (including figures in respect operating expenses production, sales and exports, inventories, income statements, updates on payments made under financing agreements) for the preceding quarter;

(iii)	as soon as the same becomes available but in any event within twenty Business Days after the beginning of each calendar month, its monthly report on actual production volumes of Crude in Albania;
(iv)

any other information which Buyer may reasonably request from time to time in relation to Seller's and Guarantor’s business (including without limitation, any information relating to the operations, general economics or capital expenditure program of Seller) or any policy of the Government of the Republic of Albania vis-à-vis regulation of crude export or prices.

(b)	Requirements as to financial statements
(i)

Each set of financial statements delivered by Seller pursuant to Clause 12.1 (a) (Financial statements) shall be certified by the General Manager and the Chief Financial Officer as fairly representing its financial condition as at the date those financial statements were drawn up.

(ii)

Seller shall procure that each set of financial statements delivered pursuant to Clause 12.1 (a) (Financial statements) is prepared using internationally accepted and consistently applied accounting principles.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	Information: miscellaneous

Each of Seller and Guarantor (as applicable) shall supply to Buyer:

(i)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it and which might, if adversely determined, have a Material Adverse Effect; and

(ii)	promptly, such further information regarding its financial condition, business and operations or the delivery of Product under the Crude Supply Contract as Buyer may reasonably request; and
(iii)	full details of any amendment or addendum to or extension of the terms of: (1) the Credit Facility; and (2) the Petroleum Agreements.
(d)	Notification of default

Each of Seller and Guarantor shall:

(i)	notify Buyer of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence; and
(ii)

promptly upon a request by Buyer, supply to Buyer a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.2

Seller undertakes not to amend, renegotiate or otherwise vary the tenor or any terms or conditions of the Petroleum Agreements without the consent of the Buyer, such consent not to be unreasonably withheld or delayed save that where an amendment is imposed or required pursuant to statute, court order or governmental or state decree, directive, law, rule or regulation, the Petroleum Agreements may be amended upon written notice to Buyer but without Buyer’s consent.

13.	General undertakings

The undertakings in this Clause 13 shall remain in force from the date of this Agreement and for so long as any amount is outstanding under the Transaction Documents or any part of the Limit is available:

13.1	Authorisations

Each of Seller and Guarantor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to Buyer of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Transaction Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

13.2	Compliance with laws

Each of Seller and Guarantor shall comply in all respects with all laws to which it may be subject.

13.3	Compliance

Each of Seller and Guarantor shall comply in all respects with any agreement or instrument binding upon it or any of its assets, including any currency control regulations existing in the Republic of Albania of Canada.

13.4	Negative Pledge

Seller shall not create, amend, extend, agree to create, amend or extend, or permit to subsist, any Security over:

(a)	the Transaction Documents, or any Product to be delivered pursuant to the Crude Supply Contract; or
(b)	if that Security may have a Material Adverse Effect, any of its other assets or undertaking,

other than:

(1)	the Credit Facility; and
(2)	Security created by or in favour of Buyer.
13.5	Merger

Each of Seller and Guarantor shall not enter into any amalgamation, demerger, merger or corporate reconstruction.

13.6	Change of business

Each of Seller and Guarantor shall not make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

13.7	Crude Supply Contract

Seller shall give all necessary instructions and take all such other actions as may be required in order to ensure that it delivers Product in accordance with the Crude Supply Contract and this Agreement.

13.8	Financial Covenants

Seller shall ensure that at all times:

(a)

the Coverage Ratio is not less than 150%. If at any time, Buyer considers the Coverage Ratio to be less than or equal to 150%, Buyer shall notify Seller of this and Seller shall take immediate action to:

(i)	Enter into a binding commitment to Buyer to extend the period of the Crude Supply Contract so as to deliver additional Crude sufficient to meet the Coverage Ratio; and/or
(ii)	reimburse to Buyer part of the Prepayment Amount as is necessary to restore the Coverage Ratio; and/or

(iii)	do such other things as agreed by and as satisfactory in all respects to Buyer acting reasonably,

in each case to an extent sufficient to ensure that prior to the next Discharge Date or the end of the next Funding Period (as the case may be) and in any case within 7 Business Days of being so notified, the Coverage Ratios are greater than or equal to 150%. Failure to remedy a Shortfall within such time period shall constitute a Termination Event.

(b)	Each of Seller and Guarantor shall ensure at all times (to be assessed no less frequently than at the end of each Funding Period) that:
(i)	Its EBITDA is not less than ten million US Dollars (USD10,000,000);
(ii)	Its Indebtedness is never more than twice its EBITDA; and
(iii)	Its EBITDA is at least ten times greater than the interest charges payable on its Indebtedness.

In this Clause 13.8:

"Coverage Ratio" means the ratio (at any time), expressed as a percentage, of:

(a)	the estimated aggregate Valuation of the volume of Crude to be delivered under the Crude Supply Contract; to
(b)

the then outstanding amount of the Prepayment plus any Funding Costs (as determined by Buyer by reference to the most recent Funding Rate or rates) and fees due to be paid on or before the Discharge Date;

"Shortfall" means at any time the percentage by which the Coverage Ratio is less than 150%.

13.9	Payment of shortfall

If at any time Buyer determines that there is a shortfall in the repayment by Seller of any Funding Charges or other liabilities under any Transaction Document, Seller shall forthwith at the request of Buyer transfer by telegraphic transfer to an account designated by Buyer an amount equal to that shortfall.

13.10	Restricted Payments

Seller shall not:

(a)

pay, repay or prepay any principal, interest or other amount on or in respect of, or redeem, purchase or cancel any Indebtedness owed actually or contingently, to any shareholder of Seller or to any Affiliate of any shareholder of Seller; or

(b)	reduce, return, purchase, repay, cancel or redeem any of its share capital.
13.11	Environmental undertakings

Seller shall comply with all Environmental Laws to which it may be subject and obtain and comply at all times with all Environmental Licences required or desirable in connection with its business.

13.12	Environmental claims

Seller shall promptly notify Buyer of any claim, proceeding, investigation, notice or other communication received by it or any Affiliate in respect of any actual or alleged breach of or liability under Environmental Law which, if substantiated, might constitute or result in a Material Adverse Effect.

13.13	Insurance
(a)

Seller shall maintain with reputable insurers such insurance in respect of its assets and business as are mandatorily required by all applicable laws and as would otherwise normally be maintained by a prudent company carrying on business similar to its business.

(b)	Seller shall at all times maintain the Policy and the rights of Buyer thereunder being the Insurance Payment Assignment and non-vitiation.
(c)

Within ten Business Days falling after the date of each anniversary of the Policy Renewal Date Seller shall provide to Buyer a certificate confirming that the Policy has been renewed (including the Insurance Payment Assignment made in favour of Buyer), is in full force and effect and that all insurance premiums have been paid and are up to date.

13.14	Further assurance

Each of Seller and Guarantor shall immediately at its own cost take all such action (including without limitation, making all filings and registrations (including the registration of this Agreement) and paying any stamp duty (including the payment of any stamp duty on this Agreement)) as may be necessary to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Transaction Document.

14.	Inconsistency with Supply Contract

If there is any inconsistency between the terms of this Agreement and the terms of the Supply Contract, the terms of this Agreement shall prevail to the extent of the inconsistency.

15.	Illegality

If it becomes unlawful in any jurisdiction for Buyer to perform any of its obligations as contemplated by this Agreement, the Crude Supply Contract, or under the Finance Documents:

(a)	Buyer shall promptly notify Seller upon becoming aware of that event;
(b)	upon Buyer notifying Seller, the Prepayment (or such part as Buyer may specify) will be immediately cancelled; and
(c)

Seller shall reimburse any outstanding Prepaid Amount (or such part as Buyer may specify) in cash upon demand by Buyer on the last day of the then current Funding Period occurring after Buyer has notified Seller or, if earlier, the date specified by Buyer in the notice delivered to Seller.

16.	Termination events
16.1	Each of the events or circumstances set out in Clause 16 is a Termination Event (save for Clause 16.20 (Acceleration)).

16.2	Non-payment

Seller or the Guarantor does not pay on the due date any amount payable pursuant to a Transaction Document at the place at and in the currency in which it is expressed to be payable.

16.3	Financial covenants and other obligations

Any requirement of Clause 13.8 (Financial Covenants) is not satisfied or Seller or Guarantor does not comply with the provisions of Clause 12.1 (c) (Information Undertakings).

16.4	Other obligations

Seller or Guarantor does not comply with any provision of the Transaction Documents (other than those referred to in Clause 16.2 (Non-payment), Clause 13.8 (Financial Covenants)) Clause 12.1 (c) (Information Undertakings) and such failure (if capable of remedy in the opinion of Buyer) is not remedied within five (5) Business Days.

16.5	Misrepresentation

Any representation or statement made or deemed to be made by Seller or Guarantor in the Transaction Documents or any other document delivered by or on behalf of Seller or Guarantor under or in connection with any Transaction Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

16.6	Change of Control

Any person or group of persons (other than those who own and control Seller or Guarantor as at the date of this Agreement) acting in concert gains ownership or control of Seller (other than with the prior written consent of Buyer).

16.7	Expropriation

At any time after the date of this Agreement, by or under the authority of any governmental agency or authority:

(a)

the management board, board of directors or the general director of Seller or Guarantor is wholly or partially displaced or the authority of Seller in the conduct of a material portion of its business is curtailed;

(b)	any of the revenues or assets of Seller or Guarantor are seized, nationalised, expropriated or compulsorily acquired; or
(c)	Seller or Guarantor is otherwise deprived or prevented from exercising ownership or control of its business, assets or rights.
16.8	Foreign exchange restrictions

Any foreign exchange law is enacted or threatened to be enacted by or in the Republic of Albania or Canada (as applicable) that in the opinion of Buyer has, or may reasonably be expected to have, the effect of prohibiting, restricting or delaying any payment that Seller or Guarantor is required to make under the Transaction Documents.

16.9	Restraining Orders

Any order or declaration is made or judgment is given by any court or authority, the effect of which is to restrain the performance or observance by Seller or Guarantor of any of the terms of any of the Transaction Documents.

16.10	Cross default
(a)	Any material Indebtedness of Seller or Guarantor is not paid when due nor within any originally applicable grace period.
(b)	Any material Indebtedness of Seller or Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any material Indebtedness of Seller or Guarantor is cancelled or suspended by a creditor of Seller or Guarantor as a result of an event of default (however described).
(d)

Any creditor of Seller or Guarantor becomes entitled to declare any Indebtedness of Seller or Guarantor due and payable prior to its specified maturity as a result of an event of default (however described).

16.11	Insolvency
(a)

Seller or Guarantor is unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts under applicable law, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its Indebtedness.

(b)	The value of the assets of Seller or Guarantor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any Indebtedness of Seller or Guarantor.
16.12	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of Seller or Guarantor;

(b)	a composition, assignment or arrangement with any creditor of Seller or Guarantor which is for more than 90 days;
(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of Seller or Guarantor or any of each of their assets; or
(d)	enforcement of any Security over any assets of Seller or Guarantor,

or any analogous procedure or step is taken in any jurisdiction and, in the case of legal proceedings instituted against seller or Guarantor, same shall continue undismissed, or unstayed and in effect for a period of 20 Business Days.

16.13	Creditors' process

Any expropriation, attachment, sequestration, distress or execution affects any material asset or assets of Seller or Guarantor is not discharged within seven days.

16.14	Unlawfulness and invalidity
(a)	It is or becomes unlawful for Seller or Guarantor to perform any of its obligations under a Transaction Document.
(b)

Any obligation of Seller or Guarantor under any Transaction Document is not or ceases to be legal, valid and binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of Buyer under any Transaction Document.

16.15	Repudiation

Seller or Guarantor repudiates or purports to repudiate or rescind a Transaction Document or evidences an intention to repudiate or rescind a Transaction Document.

16.16	Material adverse change

Any event or series of events occurs, which, in the opinion of Buyer, may have a Material Adverse Effect and Seller or Guarantor fails to provide evidence satisfactory to Buyer within five (5) Business Days of the date of Buyer notifying Seller or Guarantor of such event or series of events that the same will not in fact have a Material Adverse Effect.

16.17	Transaction Documents

Any Transaction Document is terminated, suspended or otherwise ceases to be valid and in full force and effect.

16.18	Environmental Laws and licences

Seller or Guarantor does not:

(a)	comply with any Environmental Laws to which it is subject; or
(b)	maintain, and comply with the terms of, all Environmental Licences required or desirable in connection with its business.
16.19	Litigation

Any court of law or arbitral tribunal awards as final judgement damages and/or fines against Seller or Guarantor an aggregate amount which is in excess of USD1,000,000.

16.20	Acceleration

At any time after a Termination Event occurs, Buyer may, by notice to Seller do all or any of the following:

(a)	cancel the Prepayment;
(b)

declare all or part of the Prepaid Amount, together with accrued Funding Charges, and all other amounts accrued under the Finance Documents (and if relevant, the Supply Contract) be immediately due and payable; and

(c)	declare all or part of the Prepaid Amount to be payable on demand.
16.21	Material

For the purposes of clauses 16.10 and 16.13, Indebtedness or an asset respectively shall be considered “material” where the value of the Indebtedness or asset is USD500,000 or greater or, in the case of an amount denominated in an alternative currency, the equivalent based on the spot exchange rate on the date of such cross-default or expropriation, attachment, sequestration, distress or execution (as applicable).

17.	Payment mechanics
17.1	Accounts
(a)	Seller shall make each payment due from it to Buyer under each Transaction Document, for value on the due date at the time and in same day funds in the relevant currency in the place of payment.
(b)	All payments by a party shall be made to the account designated in writing by the other party for this purpose.
17.2	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

17.3	Currency of account

The US Dollar is the currency of account and payment for any sum due from Seller under any Transaction Document provided that:

(a)	each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred; and
(b)	any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency; and
(c)

Buyer may elect at any time to change the currency of account for payment for any sum due from Seller under any Transaction Document to another currency. In such event, Buyer may determine the rate of exchange which shall be applicable to such new currency.

18.	Stamp Duty and Registration Fees

Seller shall pay all stamp duty, registration fees and similar taxes or charges which may be payable in any jurisdiction in connection with the execution, delivery, performance or enforcement of the Transaction Documents or any judgment given in connection with any of them and shall indemnify Buyer against all liabilities, including penalties, with respect to or resulting from its delay or omission to pay any such stamp, registration or similar tax or charge.

19.	Transfer
19.1	Seller may not assign any of its rights and/or transfer any of its obligations under this Agreement.
19.2

Buyer may assign any of its rights and/or transfer any of its obligations under the Transaction Documents to any bank or other institution providing Buyer with finance in connection with this Agreement.

20.	Communications
20.1

All communications to be made under this Agreement shall be in writing and in English language and be served at the address, fax number or telex number set out on the execution page of this Agreement (or such other address, fax or telex number as either party may notify the other in writing).

20.2	Communications to Seller shall be deemed to have been given:
(a)	if posted, on the second Business Day following the day on which it has been sent by prepaid post;
(b)	if sent by fax, on the Business Day on which it is transmitted unless transmitted after 5.00 pm (local time), in which case on the following Business Day; and
(c)	if delivered personally or by courier, at the time of actual delivery.
20.3	Communications to Buyer shall be effective only upon actual delivery.
21.	Amendments, consents and approvals
21.1	This Agreement may not be amended except in writing executed by each of the parties.
21.2	Any other consent, notice or approval from Buyer to Seller under this Agreement must be obtained in writing and shall be of no effect if it is not in writing.
22.	Set-off

Seller shall have no rights of set-off against Buyer.

23.	Severability

Any provision of this Agreement which is unenforceable in any jurisdiction shall, in that jurisdiction, be ineffective to the extent of the unenforceability without affecting the validity or enforceability of that provision in any other jurisdiction or affecting any other provision of this Agreement.

24.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

25.	Continuing obligations

Each obligation in this Agreement is a continuing obligation, separate and independent from each other obligation.

26.	Entire Agreement

This Agreement constitutes the entire agreement between the parties about its subject matter and any previous arrangements, understandings and negotiations on that subject cease to have any effect.

27.	Further assurance

Seller shall take any further action and execute any further documents at its own expense as Buyer may reasonably request to give effect to this Agreement and the transactions contemplated by it.

28.	No Rights of Third Parties

No person other than a party to this Agreement may enforce this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

29.	Remedy and Waiver

No failure to exercise, nor any delay in exercising, on the part of Buyer, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

30.	Governing law and jurisdiction
30.1

This Agreement and all non-contractual obligations arising in any way whatsoever out of or in connection with this Agreement shall be governed by, construed and take effect in accordance with English law.

30.2

Subject to the below court option, all claims, disputes or differences whatsoever between the parties arising out of or in connection with this Agreement (including without limitation to any question regarding its existence, validity or termination) (a “Dispute”) shall be referred to arbitration in London in accordance with the Arbitration Act 1996 (or any subsequent amendment or re-enactment thereof) (the “Act”).

30.3

The claiming party shall appoint one arbitrator and give written notice to the other party of the appointment (“Arbitration Notice”). The defending party shall appoint and give notice to the claiming party of the second arbitrator within fourteen (14) days of the Arbitration Notice. The third arbitrator shall be appointed by the two arbitrators so appointed within fourteen (14) days of the defending party’s notice. Failing appointment of an arbitrator by the defending party in accordance with this clause, the claiming party’s arbitrator may act as sole arbitrator, at the claiming party’s option. The arbitrator(s) shall have experience of commodities trading matters.

30.4

Notwithstanding the above arbitration clause above, the Buyer shall have the option of referring any dispute to the High Court of Justice in London, England or any other court having jurisdiction over the dispute (the “Court”). If the Buyer is the defending party, such option must be declared within fourteen (14) days of an Arbitration Notice and, upon such declaration, the parties shall procure that the arbitration be discontinued (without an award being given).

30.5

If the Buyer exercises its option, the parties waive any objection now or later to any proceedings relating to the agreement being brought in the Court and the parties hereby irrevocably submit to the exclusive jurisdiction of the Court. Nothing in this clause 30 shall limit the right of Buyer to commence and pursue proceedings for interim or conservatory relief against Seller in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or otherwise.

30.6

Seller irrevocably waives any objections on the ground of venue or inconvenient forum or any similar grounds and irrevocably agrees that any judgment in any proceedings brought in any court referred to in this clause shall be conclusive and binding and may be enforced in any other jurisdiction.

30.7

If the Buyer so requests, the Seller must, within three Business Days, appoint (for itself) an agent (with an office in London, United Kingdom) for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this

Agreement and notify the agent’s address to the Buyer.  If the Seller does not do this, the Buyer may appoint a service agent on the Seller’s behalf and at its expense.  If the Buyer does this, it must notify the Seller it has done so and provide details of the service agent as soon as reasonably practicable.  The Seller agrees to reimburse the Buyer on its demand all expenses relating to the appointment of the service agent.

30.8

If the Process Agent ceases to be able to act as such or no longer has an address in London, Seller shall appoint a substitute Process Agent acceptable to Buyer and deliver to Buyer a copy of the acceptance of the appointment by the new process agent within 30 days.  If Seller fails to appoint such a substitute Process Agent then Buyer shall be entitled to appoint a Process Agent on Seller's behalf and expense and Buyer shall notify Seller of any such appointment.  This clause shall not affect the right of Buyer to serve process in any other manner permitted by law.

31.	Waiver of immunity

Seller irrevocably waives, to the fullest extent permitted by any applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use) all immunity on the grounds of sovereignty or other similar grounds from legal action, the jurisdiction of any court, relief by way of injunction, orders for specific performance or for recovery of property, attachment of its assets (whether before or after judgment) and execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any proceedings in the courts of any jurisdiction and irrevocably agrees to the extent permitted by applicable law, that it will not claim any such immunity in any proceedings.

Executed by Seller and Buyer on the date written at the start of this Agreement.

Schedule 1

Conditions Precedent

1.	Approvals

(a) Documents evidencing authority including certified copies of constitutional documents, board resolutions, powers of attorney, specimen signatures

(b) A specimen of the signature of each person authorised by the authorisation document referred to in paragraph (a) above.

(c) A certificate of an authorised signatory of the Seller certifying that each copy document relating to it specified in this Schedule 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(d) Certified copies of all authorisations, approvals, consents, exemptions, licences, permits or similar required including those required from any governmental, financial, regulatory or other authority to enable Seller and Guarantor to perform their obligations under the Transaction Documents, Petroleum Contracts or such other agreements or arrangements as may be required for Seller to engage in oil and gas exploration, development and production, including in the oil, gas and condensate fields in the Republic of Albania.

2.	Security Documents

Receipt by Buyer of executed:

2.1	On demand Guarantee.
2.2	Charge over Equipment for already acquired Equipment.
2.3

Agreement with Raiffeisen Bank ShA in which the bank, inter alia, consents to the arrangements under this Prepayment Agreement (including the Guarantee appearing at Schedule 4) and waives certain set-off rights under the Credit Facility.

3.	Other documents and evidence
(a)	A certificate signed by the General Manager of Seller in form and substance acceptable to Buyer.
(b)	Evidence that the Process Agent has accepted its appointment in accordance with Clause 30.7 (Process Agent).
(c)

A copy of any Authorisation or other document, opinion or assurance which Buyer considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document.

(d)	The Original Financial Statements of Seller and Guarantor.
(e)	Evidence that the fees, costs and expenses then due from Seller pursuant to Clause 9 (Fees) have been paid or will be paid by the Prepayment Date.
(f)

Confirmation by Buyer of the satisfactory completion of technical, financial and legal due diligence in respect of Seller (including legal opinion from legal advisers to Buyer in a form and terms acceptable by Buyer).

(g)

Evidence that all necessary or desirable stamp, registration or similar taxes levied in the Republic of Albania in relation to this Agreement and any other Transaction Document or other document have been paid.

(h)

Evidence that all necessary or desirable notarisations, filings or registrations in the Republic of Albania in relation to this Agreement and any other Transaction Document or other document, or in relation to the subject matter of any of the foregoing, have been fully and satisfactorily completed.

(i)	Certified copies of insurance policies and such Original Financial Statements as Buyer may require and to Buyer’s satisfaction
(j)

Completion, to the reasonable satisfaction of the Buyer, of due diligence covering the financial status of Seller and Guarantor, the oil and gas production fields of the Seller and third parties engaged to operate those fields, including in respect of insurances held by those third parties (including legal opinion from legal advisers to Buyer in a form and terms acceptable by Buyer).

(k)	Copies of Seller’s existing loan agreements including the Credit Facility.
(l)	Execution of Transaction Documents
(m)	Perfection of security.
(n)	No Default by Seller or Guarantor.
4.	Supplementary Conditions Precedent
4.1	Receipt by Buyer of :
(a)	Executed agreement (in a form acceptable to Buyer) with Raiffeisen Bank ShA in which the bank, inter alia, further waives certain set-off rights under the Credit Facility;
(b)

Confirmation by Buyer of the satisfactory completion of further technical, financial and legal due diligence in respect of Seller (including legal opinion from legal advisers to Buyer in a form and terms acceptable by Buyer);

(c)

Completion, to the reasonable satisfaction of the Buyer, of due diligence covering the financial status of Seller and Guarantor, the oil and gas production fields of the Seller and third parties engaged to operate those fields, including in respect of insurances held by those third parties (including legal opinion from legal advisers to Buyer in a form and terms acceptable by Buyer);

(d)	Charge over Equipment for already acquired Equipment.
4.2	No Default by Seller or Guarantor;
4.3

A copy of any Authorisation or other document, opinion or assurance which Buyer considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document;

4.4	Evidence that the fees, costs and expenses then due from Seller pursuant to Clause 9 (Fees) have been paid on time;
4.5	Certified copies of insurance policies and such Original Financial Statements as Buyer may require and to Buyer’s satisfaction;
4.6	Updated copies of Seller’s existing loan agreements including the Credit Facility.

Schedule 2

Prepayment Request

From: Stream Oil & Gas (CI) Ltd

To: Trafigura Pte Ltd Dated: Dear Sirs

Prepayment Agreement dated    2013 between Stream Oil & Gas (CI) Ltd ("Seller") and Trafigura Pte Ltd ("Buyer") ("Agreement")

Capitalised terms used in the Agreement shall have the same meaning when used herein. This is a Prepayment Request pursuant to the terms of the Agreement.

1. We wish to obtain the Prepayment on the following terms:

Proposed Prepayment Date: [.] (or, if that is not a Business Day, the next Business Day)

Amount:   [min USD1,000,000 – max USD20,000,000]

Proposed Funding Period:

2. We confirm that each condition specified in Clause XX (Further conditions precedent) is satisfied on the date of this Prepayment Request.

3. The proceeds of the Prepayment should be applied as follows:

(a)	in payment to Buyer of the fees to which Buyer is entitled pursuant to Clause 10 (Fees) and Clause 11 (Costs and Expenses);
(b)

in payment of any other prepayment financing as referred to in Clause 4.2 (Completion of the Prepayment Request) and accordingly please pay USD [.] directly to [Bank details either of Stream’s account with Raiffeisen Albania Bank or Raiffeisen Bank, Vienna, at the sole discretion of Stream].

4. This Prepayment Request is irrevocable.

Yours faithfully

…………………………………………………….……

Schedule 3

Repayment Schedule – assuming USD 7 million

Date	Principal Repayment Amount (in USD)	Interest
28 February 2013	-	Monthly interest
31 March 2013	-	Monthly interest
30 April 2013	-	Monthly interest
31 May 2013	-	Monthly interest
30 June 2013	-	Monthly interest
31 July 2013	-	Monthly interest
31 August 2013	-	Monthly interest
30 September 2013	-	Monthly interest
31 October 2013	304,348	Monthly interest
30 November 2013	304,348	Monthly interest
31 December 2013	304,348	Monthly interest
31 January 2014	304,348	Monthly interest
28 February 2014	304,348	Monthly interest
31 March 2014	304,348	Monthly interest
30 April 2014	304,348	Monthly interest
31 May 2014	304,348	Monthly interest
30 June 2014	304,348	Monthly interest
31 July 2014	304,348	Monthly interest
31 August 2014	304,348	Monthly interest
30 September 2014	304,348	Monthly interest
31 October 2014	304,348	Monthly interest
30 November 2014	304,348	Monthly interest
31 December 2014	304,348	Monthly interest
31 January 2015	304,348	Monthly interest
28 February 2015	304,348	Monthly interest
31 March 2015	304,348	Monthly interest
30 April 2015	304,348	Monthly interest
31 May 2015	304,348	Monthly interest
30 June 2015	304,348	Monthly interest
31 July 2015	304,348	Monthly interest
31 August 2015	304,348	Monthly interest

Schedule 4

Form of Guarantee

This Guarantee is made the 16th day of April 2013 by STREAM OIL & GAS LTD, a company incorporated in British Columbia, Canada, with registration number BC0713471 and with registered office at 19th Floor, 885 West Georgia St, Vancouver BC, V6C 3H4, Canada and its head office at #300, 609 – 14th Street N.W., Calgary, Alberta, T2N 2A1, Canada (the “Guarantor”) in favour of Trafigura Pte Ltd, a company incorporated in Singapore, whose registered office is at 1 Marina Boulevard, #28-00, One Marina Boulevard, Singapore 018989  and with a branch office at 5 Rue de Jargonnant, 1207 Geneva, Switzerland (the “Beneficiary”).

1.

In consideration of the Beneficiary entering into or continuing to enter into certain prepayment arrangements in respect of crude oil transactions (the “Transactions”) to STREAM OIL & GAS LTD, Albania branch, a company organised and existing under the laws of the Cayman Islands with a branch registered in the Republic of Albania, and having its registered office at Dega ne Shqiperi e Stream Oil & Gas Ltd, NIPT K72205016P, Rr. Ismail Qemali Samos Tower, Kati 5, Tirana, Albania (the “Counterparty”), the Guarantor hereby irrevocably and unconditionally guarantees that the Guarantor will, within five (5) business days of a demand in writing by the Beneficiary to the Guarantor, pay all moneys and discharge all liabilities which shall at any time or times be due or owing to the Beneficiary by the Counterparty pursuant to the Transactions (the “Guaranteed Amounts”).

2.

The obligations of the Guarantor hereunder shall be as primary obligor and not merely as surety and such obligations shall be in addition to and independent of any other security which the Beneficiary may at any time hold.  Neither the obligations of the Guarantor herein contained nor the rights, powers and remedies conferred in respect of the Guarantor upon the Beneficiary by this Guarantee or by law shall be discharged impaired or otherwise affected by: (a) any insolvency, winding-up, liquidation, dissolution, administration, receivership or reorganisation (“Insolvency Event”) of the Counterparty or any material change in the status, function, control or ownership of the Counterparty; (b) any concession, release, waiver, time or other indulgence being granted or agreed to be granted to the Counterparty by the Beneficiary; (c) any amendment or extension to or renewal, variation, waiver or release of any obligation of the Counterparty to the Beneficiary; (d) any other act, event, circumstance or omission (whether or not known to the Beneficiary) which but for this clause 2 might operate to discharge, impair or otherwise affect any of the obligations of the Guarantor herein contained or any of the rights, powers or remedies conferred upon the Beneficiary under this Guarantee or by law; (e) any invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of the Counterparty under any Transaction; or (f) any change of control or sale of the Counterparty.

3.

As a separate and independent obligation and liability from its obligations and liabilities under clause 2, the Guarantor agrees to indemnify and keep indemnified the Beneficiary in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Beneficiary arising out of or in connection with any failure of the Counterparty to perform or discharge any of its obligations or liabilities arising under the Transactions and/or in respect of the Guaranteed Amounts.

4.

The Guarantor must not assert as against the Counterparty any right of subrogation in respect of any money paid to the Beneficiary until the Beneficiary has received satisfaction of the whole of the Guaranteed Amounts.

5.

If an Insolvency Event occurs with respect to the Counterparty, the Guarantor shall not prove in the bankruptcy or liquidation in competition with the Beneficiary in respect of any money paid by the Guarantor under this Guarantee or in respect of any other amount applied by the Beneficiary in reduction of the Guarantor’s liability under this Guarantee or otherwise until the Beneficiary has received satisfaction of the whole of the Guaranteed Amounts.

6.

The Beneficiary shall not be obliged before exercising any of the rights powers or remedies conferred upon it in respect of the Guarantor by this Guarantee or by law: (a) to make a demand on the Counterparty; (b) to take any action or obtain judgment in any court against the Counterparty; (c) to make or file any claim or proof in a winding-up or dissolution of the Counterparty; or (d) to enforce or seek to enforce any security taken in respect of any of the obligations of the Counterparty.

7.

The Guarantor hereby warrants, represents and undertakes to the Beneficiary that: (a) it is duly incorporated and has full power to enter into and perform its obligations under this Guarantee and all necessary corporate shareholder and other action to enable it to execute deliver and perform the same has been taken and no limitation on its powers to borrow or give guarantees have been exceeded as a result of this Guarantee; (b) this Guarantee has been validly created and constitutes a valid and legally binding obligation on the Guarantor enforceable in accordance with its terms; and (c) the creation of this Guarantee and the performance and observance of the obligations hereunder does not: (i) contravene any existing applicable law or regulation to which it is subject; (ii) conflict with or result in any breach of any of the terms of or constitute a default under any agreement to which it is a party or is subject or by which it or any of its property is bound; or (iii) contravene or conflict with any provision of its memorandum and articles of association or its other constitutional documents.

8.

This Guarantee shall not be considered as satisfied by any intermediate payment or satisfaction of any part of any sum or sums of money owing as aforesaid but shall be a continuing security and shall extend to cover any sum or sums of money which shall for the time being constitute the Guaranteed Amounts. If the Guarantor cannot pay in the currency specified in the Transactions due to a legal or other impediment beyond its control, it may pay in an alternative appropriate currency.

9.

Any notice, demand or other communication given under this Guarantee shall be in writing and sent by pre-paid first class letter post or delivered by hand addressed to the address of the party set out above or by email to Dr. Sotirios Kapotas (skapotas@streamoilandgas.com) and James Hodgson (jhodgson@streamoilandgas.com) or to such other address as such party may notify in writing to the other in accordance with this clause.  Any such notice shall be deemed to have been received by the party to whom it is addressed five (5) business days after posting in the case of notice given by pre-paid first class letter post or if sent by hand upon delivery or if sent by email on the date of transmission of such email provided such date is a business day at the place of receipt and, where not a business day at the place of receipt, on the immediately following business day at the place of receipt.

10.

This Guarantee and any dispute arising out of or in connection with it (including in relation to its subject matter, formation or termination) shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English High Court in London. Nothing in this clause shall limit the right of the Beneficiary to take proceedings against the Guarantor in any other court of competent jurisdiction, nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdictions, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

11.

If the Beneficiary so requests, the Guarantor must, within three Business Days, appoint (for itself) an agent (with an office in London, United Kingdom) for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Agreement and notify the agent's address to the Beneficiary. If the Guarantor does not do this, the Beneficiary may appoint a service agent on the Guarantor's behalf and at its expense. If the Beneficiary does this, it must notify the Guarantor it has done so and provide details of the service agent as soon as reasonably practicable. The Guarantor agrees to reimburse the Beneficiary on its demand all expenses relating to the appointment of the service agent.

12.

This Guarantee and the rights and obligations hereunder are not assignable or otherwise transferable, provided that the Beneficiary may with the Guarantor's and Counterparty's prior written consent (which is not to be unreasonably withheld) assign any of its rights under this Guarantee to any bank or other entity providing the Beneficiary with finance in connection with the any of the Transactions.
13.	Subject to clause 12, nothing in this Guarantee shall confer on any third party any benefit or the right to enforce any term ofthis Guarantee.

IN WITNESS of which this Guarantee was executed and is deliver d as a deed and takes effect from the day and year first above written.

EXECUTED as a deed by	)	……………………………………………………………………………….
STREAM OIL & GAS LTD acting by	)	Director
Sotirios Kapotas, a director	)
In the presence of:
[signature,	)	……………………………………………………………………………….
name and address of witness]	)

EXECUTION PAGE
EXECUTED by
STREAM OIL & GAS LTD acting by:
Name:	Sotirios Kapotas	(Sign)	/s/ Sotirios Kapotas
Title :	President & CEO	(Authorised Signatory)	…………………...……………………..……
EXECUTED by
TRAFIGURA PTE LTD acting by:
Name:	…………………………………………………………………….	(Sign) ……………………………………….……………………………………
Title:	…………………………………………………………………….	(Authorised Signatory) ………………………………………….……..
Name:	…………………………………………………………………….	(Sign) ……………………………………………………………….……………
Title :	…………………………………………………………………….	(Authorised Signatory) ……………………………………….………..